Exhibit 99.1

FOR IMMEDIATE RELEASE

FedEx Corp. Fourth Quarter Earnings Exceed Guidance

Double-digit Revenue Growth Contributes to Higher Earnings

MEMPHIS, Tenn., June 10, 2004 ... FedEx Corporation (NYSE: FDX) announced that it expects to report earnings of $1.36 per diluted share for the fourth quarter ended May 31 including business realignment costs and a $0.04 per diluted share benefit from a non-recurring reduction in the effective income tax rate.  This compares to $0.92 per diluted share a year ago.  Results before business realignment costs were $1.37 per diluted share, which compares with earlier guidance of $1.20 to $1.30 per diluted share.

“We are seeing strong demand across our entire portfolio of services, both domestic and international,” said Frederick W. Smith, chairman, president and chief executive officer.  “Our strategy of bundling our portfolio of services to customers both large and small is really paying off for us.  We continue to see strong and sustainable economic recovery across many sectors of the economy that we serve.”

More information will be available on June 23, 2004 when the company releases a full earnings report at 7:00 a.m. CDT and conducts its quarterly earnings conference call at 7:30 a.m. CDT.

Corporate Overview

FedEx Corp. (NYSE: FDX) provides customers and businesses worldwide with the broadest portfolio of transportation, e-commerce and business services.  With annual revenues of $25 billion, the company offers integrated business applications through operating companies competing collectively and managed collaboratively, under the

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respected FedEx and Kinko’s brands.  Consistently ranked among the world’s most admired and trusted employers, FedEx inspires its more than 240,000 employees and contractors to remain “absolutely, positively” focused on safety, the highest ethical and professional standards and the needs of their customers and communities. For more information, visit fedex.com.

Certain statements in this press release concerning FedEx Corp.’s expectations for fourth quarter earnings per share and revenue growth constitute forward-looking statements, which are based on current expectations and are subject to various risks and uncertainties which could cause reported results to differ materially from those forecasted. Such risk factors include, but are not limited to, adjustments and entries made in the process of closing our books and reconciling our accounting records, along with other factors which can be found in our press releases and filings with the SEC.

Media Contact:  Jess Bunn 901-434-7769

Investor Contact:  Jim Clippard 901-818-7468

Home Page:  fedex.com

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RECONCILIATION OF NON-GAAP FINANCIAL MEASURE
TO GAAP FINANCIAL MEASURE

The company believes that meaningful analysis of our financial performance requires an understanding of the factors underlying that performance and our judgments about the likelihood that particular factors will repeat.  Excluding the impact of business realignment costs from our expected fourth quarter results will allow more accurate comparisons of these results to prior periods.  As required by SEC rules, the table below presents a reconciliation of our presented non-GAAP measure to the most directly comparable GAAP measure.

Fourth Quarter Fiscal 2004

Diluted Earnings Per Share
Non-GAAP Measure	$1.37

Business Realignment Costs	(0.01)

GAAP Measure	$1.36